Rodd M. Baxter
						Cowen Asset Management
						Financial Square
						New York, NY  10005-3597


						November 1, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


		Re:	Rule 24f-2 Notice
			Cowen Standby Reserve Fund, Inc.
			Securities Act File No. 2-73131
			Investment Company Act File No. 811-3220


Gentlemen:

	You have requested that, as counsel to Cowen Standby Reserve
Fund, Inc., (the "Fund"), I render an opinion in connection with the filing by the Fund of a notice required by Rule 24f-2 under the Investment Company
Act of 1940 (the "Notice") for the Fund's fiscal year ended September 30, 1995. Paragraph 4 of the Notice states that, during the fiscal year ended September 30, 1995, the Fund had net sales of $198,136,691 worth of its shares of common Stock, $.001 par value per share (the "Shares"). The footnote to paragraph 4 states that the aggregate public offering price of shares sold was $3,585,733,297 (including $38,739,447 worth of shares issued upon automatic reinvestment of dividends), and an aggregate of $3,387,596,606 worth of Shares were redeemed during the fiscal year. As stated in paragraph 5 of the Notice, all of the Shares were sold in reliance upon registration under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

	I have examined the Fund's Articles of Incorporation, its By-Laws, resolutions adopted by its Board of Directors, and other records and documents that I have deemed necessary for the purpose of this opinion. I have also examined certain other documents, papers, statutes and authorities as I have deemed necessary to form a basis for the opinion hereinafter expressed.


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	On the basis of the foregoing, and assuming that all of the Shares were sold in accordance with the terms of the Fund's Prospectus in effect at the time of sale, I am of the opinion that the Shares were legally issued, fully paid and non-assessable by the Fund.

						Very truly yours,

						/s/ Rodd M. Baxter

						Rodd M. Baxter